March 8, 2006


VIA EDGAR

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:      Asia Satellite Telecommunications Holdings Limited
         Form 20-F for the fiscal year ended December 31, 2005
         Filed June 19, 2006
         File No. 001-14396

Dear Sir or Madam:

                  On behalf of Asia Satellite Telecommunications Holdings Limited (the "Company"), we hereby request an extension of time until April 2, 2007, to respond to the comments of the Staff of the Securities and Exchange Commission received March 2, 2007 concerning the report of the Company referenced above.

                                            Very truly yours,



                                            /s/ Auria O. Styles
                                            --------------------------
                                            Auria O. Styles
                                            Associate



cc: Catherine Chang

  John E. Lange
  Xiaoyu Greg Liu